Exhibit 99.1

PRESS RELEASE

Bonanza Creek Energy ANNOUNCES AGREEMENT ON COMPREHENSIVE DELEVERAGING AND RECAPITALIZATION

•	bONANZA Creek ENTERS INTO RESTRUCTURING SUPPORT AGREEMENT WITH BONDHOLDERS HOLDING MORE THAN $400 million in UNSECURED DEBT

•	bONANZA Creek’S DEBT TO BE REDUCED BY MORE THAN $850 MILLION

•	certain bondholders commit to provide new $200 million Equity infusion

•	rESTRUCTURING SUPPORT AGREEMENT PROVIDES FOR OPERATIONS TO CONTINUE AS USUAL, WITHOUT INTERRUPTION, WITH EMPLOYEES, ROYALTY OWNERS, VENDORS AND TRADE CREDITORS TO BE PAID IN FULL IN THE ORDINARY COURSE OF BUSINESS

•	SOLICITATION OF VOTES commencing on PREPACKAGED chapter 11 PLAN

DENVER, Colorado – December 23, 2016 /Globe Newswire/ – Bonanza Creek Energy, Inc. (NYSE: BCEI) and its subsidiaries (collectively, “Bonanza Creek” or the “Company”) announced today that the Company entered into a restructuring support agreement (the “RSA”) with certain holders (the “Supporting Noteholders”) of its 6.75% senior notes due 2021 (the “2021 Notes”) and 5.75% senior notes due 2023 (the “2023 Notes” and together with the 2021 Notes, the “Senior Notes”) collectively holding 51.1% of its outstanding Senior Notes, and one of its crude oil purchase and sale pipeline counterparties, NGL Crude Logistics, LLC and its parent, NGL Energy Partners, LP (collectively, “NGL”), to effectuate a proposed prepackaged plan of reorganization (the “Plan”) that will significantly deleverage the Company’s balance sheet and provide the Company with $200 million of additional liquidity from an equity rights offering backstopped by certain holders of the Senior Notes. The RSA contemplates that the Company will commence its prepackaged bankruptcy case in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on or prior to January 5, 2017.

Richard Carty, Bonanza Creek’s Chief Executive Officer, commented, “During 2016 we have been working diligently to reduce our cost structure and improve operating efficiencies under our commitment to rapid continuous improvement initiatives. The Restructuring Support Agreement announced today further increases our competitive position with significant improvements in firm transportation commitments, a comprehensive elimination of more than $850 million in unsecured balance sheet principal, accrued interest, and prepayment premiums, and a concurrent injection of $200 million in equity to fund our go-forward development plan. Effected by way of a proposed prepackaged chapter 11 filing, this represents the culmination of countless hours of hard work from various parties to resolve legacy encumbrances that restricted our access to liquidity and constrained asset development.”

“We are appreciative that our business partners and creditors recognize the value of Bonanza Creek’s employees and assets, and we are pleased that the agreement with our noteholders provides value for all of our stakeholders, including existing equity holders. We look forward to completing the restructuring quickly with minimal disruption to our business, and to repositioning our company as a galvanized operator with an expectation to emerge with no debt and a strengthened liquidity position to execute upon our extensive asset development opportunities.”

Upon effectuation, the consensual financial restructuring would, among other things:

•	Eliminate more than $850 million of principal, accrued interest and prepayment premiums in respect of the Senior Notes. In exchange, approximately 95.5% of reorganized Bonanza Creek’s equity as of the effective date of the Plan (the “Effective Date”) (subject to dilution by a rights offering for new equity, a management incentive plan, and warrants for existing equity holders) and the opportunity to participate in an equity rights offering that will raise $200 million of new capital will be made available to holders of general unsecured claims against the Company as provided for in the Plan. This new capital commitment will be backstopped pursuant to an agreement to be entered into by certain Supporting Noteholders, subject to approval by the Bankruptcy Court. Bonanza Creek anticipates emerging from chapter 11 with no funded debt and has sufficient liquidity to operate during the case.

•	Restructure Bonanza Creek’s crude oil purchase and sale agreement with NGL on more favorable terms to the Company.

•	Pay all customer, employee, royalty and working interest obligations in full in the ordinary course.

•	Provide the Company’s existing shareholders, in exchange for the releases by such shareholders of the Released Parties (as defined in the Plan), with consideration in the form of 4.5% of reorganized Bonanza Creek’s equity on the Effective Date (subject to dilution by a rights offering for new equity, a management incentive plan, and warrants for existing equity holders) and 3-year warrants to acquire up to 7.5% of equity in reorganized Bonanza Creek.

In addition, the Company is currently engaged in discussions with KeyBank, National Association, as administrative agent under the Company’s revolving credit facility, with respect to both the treatment of the revolving credit facility in a chapter 11 proceeding and the terms of a renegotiated revolving credit facility after emergence from chapter 11. There can be no assurance an agreement will be reached. All aspects of the Plan remain subject to Bankruptcy Court approval and the satisfaction of conditions set forth in the Plan.

Bonanza Creek intends to commence solicitation on the Plan today. Votes on the Plan must be received by Prime Clerk, LLC, the Company’s voting agent, by January 23, 2017, unless the deadline is extended. The record date for voting has been set as December 20, 2016. Subject to approval by Bonanza Creek’s board of directors, the Company anticipates filing voluntary petitions for relief under chapter 11 in the Bankruptcy Court by January 5, 2017. Subject to

Bankruptcy Court approval of the Plan and the satisfaction of certain conditions to the Plan and related transactions, the Company expects to consummate the Plan and emerge from chapter 11 before the end of the first quarter of 2017. There can be no assurances that the Plan will be approved or confirmed pursuant to the Bankruptcy Code.

The Company recommends that its creditors, including the holders of Senior Notes, refer to the information in the Company’s Disclosure Statement, which attaches a copy of the Plan. A copy of the Disclosure Statement can be found at http://cases.primeclerk.com/bcei. Information contained in the Disclosure Statement is subject to change, whether as a result of amendments, actions of third parties or otherwise. Additional inquiries should call the information call center at (855) 252-4427 (toll free) or 1+(917) 258-6104 (international).

This press release is for information purposes only and is not intended to be, and should not in any way be construed as, a solicitation of votes of noteholders or other investors regarding the Chapter 11 Plan, and shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such state. Any securities to be issued pursuant to the Plan will not be or have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Any solicitation or offer to sell will be made pursuant to and in accordance with the Disclosure Statement distributed to Noteholders and applicable law.

More detailed information on the restructuring can be found in the RSA which will be included with a Form 8-K being filed with the SEC today. Further information on the Company as well as the restructuring process and plan will be included in a disclosure document which will be used in the solicitation process and will also be included with the Form 8-K filed today with the SEC. The Company has posted FAQs on its website at www.bonanzacrk.com.

The Company has been in contact with the New York Stock Exchange (“NYSE”) and anticipates the continued listing of its common stock on the NYSE throughout the bankruptcy process so long as the Company continues to meet the minimum continued listing standards set forth by the NYSE.

Advisors

Davis, Polk & Wardwell LLP is acting as legal counsel, Perella Weinberg Partners LP is acting as financial advisor, and Alvarez & Marsal LLC is acting as restructuring advisor to the Company in connection with its restructuring efforts. Kirkland & Ellis LLP is acting as legal counsel and Evercore Group L.L.C. is acting as financial advisor to the ad hoc committee of noteholders.

About Bonanza Creek Energy

Bonanza Creek Energy, Inc. is independent oil and Natural Gas Company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated primarily in the Rocky Mountain region in the Wattenberg Field, focused on the Niobrara and Codell formations, and in southern Arkansas, focused on oily Cotton Valley sands. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the negotiations and our liquidity. Bonanza Creek has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Bonanza Creek’s ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, (v) competition within our industry, (vi) Bonanza Creek’s ability to comply with its financial and other covenants and metrics in its debt agreements, as well as any cross-default provisions, (vii) Bonanza Creek’s ability to obtain approval by the Bankruptcy Court of the Plan or any other plan of reorganization, including the treatment of the claims of the Bonanza Creek’s noteholders and trade creditors, among others, (viii) Bonanza Creek’s ability to obtain approval with respect to motions in the chapter 11 cases and the Bankruptcy Court’s rulings in the chapter 11 cases and the outcome of the chapter 11 cases in general, (ix) the length of time the Debtors will operate under the chapter 11 cases, (x) risks associated with third-party motions in the chapter 11 cases, which may interfere with the Debtors’ ability to develop and consummate the Plan or other plan of reorganization, (xi) the potential adverse effects of the chapter 11 cases on the Company’s liquidity, results of operations or business prospects, (xii) the ability to execute Bonanza Creek’s business and restructuring plan and (xiii) increased legal and advisor costs related to the chapter 11 cases and other litigation and the inherent risks involved in a bankruptcy process. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Bonanza Creek’s Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Qs filed with the SEC. While Bonanza Creek makes these statements and projections in good faith, neither Bonanza Creek nor its management can guarantee that anticipated future results will be achieved. Bonanza Creek assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Bonanza Creek, whether as a result of new information, future events, or otherwise.

Contacts:

Prime Clerk

Information Call Center

(855) 252-4427

James R. Edwards

Director, Investor Relations

(720) 440-6136

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